                                                                       Exhibit 1



                       SIXTH AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT, dated as of September 26, 1999 (this "Amendment"), to the Rights Agreement, dated as of January 19, 1996, as amended as of April 5, 1996, June 20, 1996, July 25, 1996, August 22, 1997 and June 2, 1999 (the "Rights
Agreement"), between MotivePower Industries, Inc., a Pennsylvania corporation (successor to MotivePower Industries, Inc., a Delaware corporation) (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (formerly known as Chemical Mellon Shareholder Services, L.L.C.) (the "Rights Agent").

         WHEREAS, the Company and Westinghouse Air Brake Company, a Delaware corporation ("Westinghouse"), have proposed to enter into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, the Company will merge with and into Westinghouse (the "Westinghouse Merger") and each outstanding share of Common Stock, par value $0.01 per share, of the Company will be converted into .66 shares of Common Stock of Westinghouse;

         WHEREAS, the Company and the Rights Agent desire to (i) amend the Rights Agreement to provide that Westinghouse shall not be deemed an Acquiring Person and no Distribution Date (as such terms are defined in the Rights Agreement) shall be deemed to occur as a result of the execution of the Merger Agreement, the execution of the Amended and Restated WABCO Stock Option Agreement, dated as of September 26, 1999, between Westinghouse and the Company or consummation of the transactions contemplated thereby, and (ii) provide that Westinghouse Air Brake Company Employee Ownership Trust shall not constitute an Acquiring Person after consummation of the Westinghouse Merger;

         WHEREAS, the Company and the Rights Agent desire to make certain additional administrative changes to the Rights Agreement; and

         WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

         NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

         1. Section 3(d) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

          "(d) Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, Westinghouse Air Brake Company shall not be deemed an Acquiring Person and no Distribution Date shall be deemed to occur, in either case, as a result of the execution and delivery of the agreements between the Company and Westinghouse Air Brake Company entitled "Agreement and Plan of Merger" and "MotivePower Stock Option Agreement" and dated as of June 2, 1999 or entitled

     "Amended and Restated Agreement and Plan of Merger" and "Amended and Restated MotivePower Stock Option Agreement" and dated as of September 26, 1999, or as a result of the consummation of the transactions contemplated by any of the foregoing agreements."

         2. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         3. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

         4. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


                                       MOTIVEPOWER INDUSTRIES, INC.


                                       By: /s/ JOHN C. POPE
                                           --------------------------------
                                           Name:  John C. Pope
                                           Title: Chairman of the Board


                                       CHASEMELLON SHAREHOLDER SERVICES,
                                       L.L.C., as Rights Agent


                                       By: /s/ LAWRENCE J. SCHWEIGER JR.
                                           --------------------------------
                                           Name:  Lawrence J. Schweiger Jr.
                                           Title: Assistant Vice President